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                                                                   Exhibit 10(j)

                            TIME BROKERAGE AGREEMENT
                            ------------------------

         Time Brokerage Agreement ("Agreement") dated as of June 16, 1997, by and among THE PARK LANE GROUP, a California corporation ("Park Lane"), the subsidiaries of Park Lane set forth on ATTACHMENT A hereto (collectively, "Park Lane Subsidiaries") (Park Lane and Park Lane Subsidiaries referred to herein collectively as "Licensee"), and REGENT COMMUNICATIONS, INC., a Delaware corporation ("Broker").

         WHEREAS, Park Lane Subsidiaries are the licensees of the radio stations set forth on ATTACHMENT B hereto (referred to herein collectively as the "Stations"); and

         WHEREAS, Broker and the stockholders of Park Lane, have entered into a Stock Purchase Agreement, dated June 16, 1997 (the "Purchase Agreement") for the acquisition by Broker of all of the outstanding stock of Park Lane; and

         WHEREAS, Licensee, while maintaining control over the Stations' finances, personnel matters and programming, desires to accept and broadcast programming supplied by Broker or its subsidiaries on the Stations subject to the terms and conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

         1. AIR TIME AND TRANSMISSION SERVICES. Licensee agrees, beginning on August 1, 1997 (the "Commencement Date") to make the Stations' studio and broadcast facilities available to Broker, and to broadcast, or cause to be broadcast, on the Stations, according to the terms hereof, programming designated and provided by Broker (the "Programming").

         2. PAYMENTS. Broker hereby agrees to pay Licensee the amounts specified in ATTACHMENT C for the right, from and after the Commencement Date, to broadcast the Programming on the terms and conditions herein provided. Payments of the estimated Monthly Fee (as defined in ATTACHMENT C), subject to adjustment according to ATTACHMENT C, are due and payable in full on the first day of each calendar month for which such payment is intended to be applied and shall be prorated for any partial calendar month at the beginning or end of the term hereof. The failure of Licensee to demand or insist upon prompt payment in accordance herewith shall not constitute a waiver of its right to do so. Broker shall receive a payment credit for any Programming not broadcast by any Station (a "Credit"), such Credit to be in the amount of the revenue certified by Broker as having been lost because such Programming was not broadcast and not recovered in the ordinary course of business during that same month. Broker shall use its best efforts in the ordinary course of business to make good any advertising not broadcast so as to minimize the potential loss of revenue hereunder. No credit shall be due on account of any Programming rejected for failure to comply with the standards for Programming set forth in this Agreement.

         3. TERM. The term of this Agreement shall begin on the Commencement Date and end on the earliest of (i) the Closing Date, as defined in the Purchase Agreement, or (ii) the date which is ten (10) days following any termination of the Purchase Agreement in accordance with the terms


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thereof (such date hereinafter referred to as the "Termination Date," and such period of time as the "Term").

         4. PROGRAMMING. Broker shall furnish or cause to be furnished the Programming, which shall be an entertainment format and may include, without limitation, news, talk, sports, promotions (including on-air giveaways), contests, syndicated programs, barter programs, paid-for programs, locally-produced programs, advertising commercial matter, including that in both program or spot announcement forms, and public service information; provided, however, that the Programming on each Station shall include news, public service announcements and other programming on issues of importance to the local community as reasonably requested by Licensee and in compliance with Licensee's regulatory obligations. The Programming shall be consistent with the standards set forth in ATTACHMENT E. All actions or activities of Broker under this Agreement, and all Programming provided by Broker shall be in accordance with
(i) the Communications Act of 1934, as amended; (ii) Federal Communications Commission (the "FCC") rules, requirements and policies, including, without limitation, the FCC's rules on plugola/payola, lotteries, station identification, minimum operating schedule, sponsorship identification, political programming and political advertising rates; (iii) all applicable federal, state and local regulations and policies; and (iv) generally accepted quality standards consistent with Licensee's past practices. Broker agrees that, if in the sole, good faith judgment of the affected Station's General Manager and/or officers of Licensee Broker does not comply with the standards of this paragraph, Licensee may suspend or cancel any Programming not in compliance. Broker shall not be entitled to a Credit for Programming not broadcast over the Station on account of any Programming rejected for failure to comply with the standards for Programming set forth in this Section 4. The right to use the Programming and to authorize its use in any manner and in any media whatsoever shall be, and remain, vested solely in Broker, subject in all events to the rights, if any, of others in such Programming.

         5. SPECIAL EVENTS. Licensee reserves the right in its discretion, and without liability, to preempt, delay or delete any of the broadcasts of the Programming and to substitute programming which in Licensee's judgment is of greater local, regional or national importance. In all such cases, Licensee shall use its best efforts to give Broker reasonable notice of its intention to preempt such Programming, and, in the event of such preemption, Broker shall receive a payment credit for the Programming so omitted consistent with the intent and pursuant to the terms of Section 2 hereof.

         6. ADVERTISING AND PROGRAMMING REVENUES. Broker shall retain all advertising and other revenues, and all accounts receivable, with respect to Programming broadcast during the Term, and relating to the Programming it delivers to the Stations for broadcast during the Term, including without limitation, promotion-related revenues. Licensee and Broker each shall have the right, at their own expense, to seek copyright royalty payments for their own programming. Broker may sell advertising on the Stations in combination with the sale of advertising on other broadcasting stations of its choosing, subject to compliance with applicable law.

         7. STATION FACILITIES. Subject to the qualifications set forth in this Agreement, throughout the term of this Agreement, Licensee shall make the facilities and equipment of the Stations available to Broker in good operating condition and repair for operation and broadcast with the maximum authorized facilities twenty-four (24) hours a day, seven (7) days a week, except for downtime



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occasioned by either (i) emergency maintenance or (ii) routine maintenance not to exceed four (4) hours weekly between the hours of 12 midnight and 5:00 a.m., and except for such programs and announcements prepared by and put on the air by Licensee in order to meet local needs and issues requirements, said programs and announcements not to exceed one (1) hour each Sunday morning at a mutually agreed upon time between the hours of 5:00 a.m. and 7:00 a.m. Broker will make its personnel available to Licensee to produce and broadcast such programming. Broker shall not be entitled to a credit for Programming not broadcast over the Stations for periods specified in this Section 7 hereof unless downtime for emergency maintenance exceeds twelve (12) hours at a given time or thirty-six
(36) hours during a given month, in which event Broker shall receive a payment credit for Programming not broadcast consistent with the intent and pursuant to the terms of Section 2 hereof. To the extent practicable, any maintenance work affecting the operation of the Stations at full power shall be scheduled upon at least forty-eight (48) hours prior notice with the agreement of Broker, such agreement not to be unreasonably withheld.

         8. RIGHT OF ACCESS. Broker and Broker's employees or agents shall at all times be afforded reasonable access to the Stations in order to perform their duties in connection with the production and transmission of the Programming over the facilities of the Stations. Broker shall have the right to install at Licensee's and/or Broker's premises, and to maintain throughout the term of this Agreement, at Broker's expense, any microwave studio/transmitter relay equipment, telephone lines, transmitter remote control, monitoring devices or any other equipment necessary for the proper transmission of the Programming on the Stations, and Licensee and Broker shall take all steps reasonably necessary to prepare and file any applications with the FCC to effectuate such proper transmission.

         9. FORCE MAJEURE. Any failure or impairment of facilities or any delay or interruption in broadcasting the Programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes, or threats thereof, force majeure, or due to causes beyond the control of Licensee, shall not constitute a breach of this Agreement, and Licensee shall not be liable to Broker for any damages or adjustments for such failure, impairment, delay or interruption, except to the extent of allowing in each such case an appropriate payment credit for Programming available to Licensee but not carried consistent with the intent and pursuant to the terms of Section 2 hereof.

         10. LICENSEE CONTROL OF STATIONS. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority, control and power over the operation of the Stations during the period of this Agreement. Broker will make no material change in formats of the Stations without Licensee's approval not to be unreasonably withheld. Licensee shall retain control, said control to be reasonably exercised, over the policies, programming and operations of the Stations, including, without limitation, the right to decide whether to accept or reject any Programming or advertisements, the right to preempt any Programming in order to broadcast a program deemed by Licensee to be of greater national, regional, or local interest, and the right to take any other actions necessary for compliance with the laws of the United States; the laws of the relevant states; the rules, regulations, and policies of the FCC (including without limitation all technical regulations governing the operations of the Stations and the prohibition on unauthorized transfers of control); and the rules, regulations and policies of other federal governmental authorities, including without limitation the


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Federal Trade Commission and the Department of Justice. Licensee shall be responsible for ensuring that FCC requirements are met with respect to ascertainment of the problems, needs and interests of the community, public service programming, main studio staffing, maintenance of public section files and the preparation of quarterly issues/programs lists. Broker shall, upon request by Licensee, provide Licensee with information with respect to such of Broker's programs which are responsive to the problems, needs and interests of the community, so as to assist Licensee in the preparation of required quarterly issues/programs lists, and shall provide upon request other information to enable Licensee to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies. Whenever on the Stations' premises, all Broker personnel shall be subject to the supervision and the direction of Licensee's designated personnel.

         11. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Licensee shall employ two full time employees at each main studio of the Stations, one of whom shall be a manager, both of whom shall report to and be accountable to Licensee, and who shall be ultimately responsible for the day-to-day operation of the Stations. Licensee shall be directly responsible for paying the salaries, taxes, insurance and related costs for such employees (the "Licensee Employee Expenses"). Licensee shall also be responsible for paying directly (i) transmitter site rent/mortgage for the Stations; (ii) costs for maintenance and repair of the transmission and other technical equipment, including costs for capital improvements and replacements necessary or appropriate to maintain the facilities of the Stations; and (iii) transmitter site utilities for the Stations ("Licensee Transmitter Expenses"). Licensee shall be responsible for paying directly all income taxes relating to Licensee's earnings from this arrangement. Broker shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of the Programming (including, without limitation, salespeople, traffic personnel, administrative and programming staff), for Broker's use of the studios and offices (including rent and utilities therefor), and for routine maintenance and repair thereto (as opposed to maintenance and repair of the transmission and other technical equipment and capital improvements and replacements which shall be Licensee's responsibility). Excluding those expenses for which Licensee is making payments as set forth in this Agreement, during the Term Broker shall be responsible for paying all other expenses reasonably and directly related to the continued operation of the Stations subject to the covenants of the parties to this Agreement and further subject to the ultimate authority, control and power of Licensee.

                  11.1     EMPLOYEE MATTERS.

                           11.1.1 Licensee shall be responsible for the payment
of all compensation and accrued employee benefits payable to all Licensee employees through the Commencement Date.

                           11.1.2 Broker will maintain key employee staffing at
a level sufficient to operate the Stations consistent with the manner in which the Stations are operated as of the Commencement Date. Broker shall offer employment to commence on the Effective Date to all current salaried employees of Licensee whose duties relate to the day-to-day operations of the Stations, except for corporate-level employees and those retained employees of Licensee specified on ATTACHMENT G hereto (collectively, the "Retained Employees"), and Broker shall maintain compensation and benefit arrangements, plans and programs for the benefit of those Licensee employees accepting employment with Broker under Broker's compensation and benefit

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arrangements, plans and programs for their similarly situated current salaried employees; provided, however, that nothing in this Agreement shall preclude or restrict Broker from terminating the employment of any employee, other than as provided in the Station Agreements. Licensee acknowledges and agrees that Licensee, and not Broker, is and shall be solely responsible for any and all insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims due, to become due, committed or otherwise promised to any person who, up to the Commencement Date is a retiree, former employee, or current employee of Licensee, relating to the period up to the Commencement Date. Broker shall assume no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Licensee at any time.

                           11.1.3 Broker shall cause any salaried employee of
Licensee that becomes a participant in any employee benefit plan, practice or policy of Broker or any of its affiliates or any of their respective successors, to be given credit under such plan, practice or policy (if permitted by such plan, practice or policy) for all service prior to the Commencement Date with Licensee, or any predecessor employer, for all purposes (including eligibility, vesting and determination of benefits) for which such service is either taken into account or recognized. Licensee agrees to cooperate with Broker in the prompt rollover of any pension, profit sharing or cash or deferred (Section 401(K)) plans and trusts and any other employee benefit plan or arrangement, provided that any such rollovers are permitted and made in accordance with the applicable provisions of Licensee's and Broker's benefit plans.

                           11.1.4 In the event that this Agreement is terminated
for any reason other than the Closing pursuant to the Purchase Agreement, then on the Termination Date, Licensee shall rehire all current salaried employees of Broker who were previously employees of Licensee, and, with Broker's prior written consent (which consent shall not be withheld for employees of Broker, other than Fred Murr, whose continued service at the Stations is necessary in order to have an orderly transition permitting the Stations to be operated in a manner consistent with the Stations' operation by Licensee prior to the Commencement Date. Others hired after the Commencement Date, and Licensee shall assume all other obligations pursuant to this Section 11.1 of Broker relating to such employees as of the Termination Date in place of the Commencement Date.

         12.      STATION AGREEMENTS.

                  12.1. ASSIGNMENT AND ASSUMPTION OF STATION AGREEMENTS. On the Commencement Date, Licensee shall assign to Broker and Broker shall assume, subject to the provisions of this Section 12, the obligations of Licensee arising or to be performed on and after the Commencement Date (except to the extent such obligations represent liabilities for activities, events or transactions occurring, or conditions existing, prior to the Commencement Date) under all contracts relating to the day-to-day operations and business activities of the Stations, excluding (i) contracts and agreements relating to the Licensee Employee Expenses, (ii) contracts and agreements relating to the Licensee Transmitter Expenses, (iii) Licensee's financing agreements and (iv) corporate level contracts and agreements, except, if any, those listed on ATTACHMENT D (collectively, the contracts and agreements to be assigned by Licensee and assumed by Broker are referred to as the "Station Agreements"). Licensee hereby makes and incorporates by reference the representations and warranties of Sellers in

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Section 4.13 of the Purchase Agreement. Licensee represents and warrants that the Station Agreements are freely assignable, or, if consent of the other contracting party to the assignment is required, Licensee covenants to use its reasonable best efforts to obtain such consent as promptly as practicable. As of the Commencement Date, Licensee shall have paid (or will pay when due) all amounts accrued on and shall have performed all obligations due under the Station Agreements as of that date.

                  12.2 CONSENTS TO ASSIGNMENT. To the extent that any Station Agreement is not capable of being assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such assignment, transfer, delivery or sublease or attempted assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant thereto shall not constitute an assignment, transfer, delivery or sublease or an attempted assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Commencement Date to the transfer and assignment to Broker of any Station Agreement, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Licensee to Broker of all of Licensee's rights, benefits, title and interest in and to the Station Agreements, and where necessary or appropriate, Broker shall be deemed to be Licensee's agent for the purpose of completion, fulfilling and discharging all of Licensee's rights and liabilities arising after the Commencement Date under such Station Agreements. Licensee shall use its reasonable best efforts to provide Broker with the financial and business benefits of such Station Agreements (including, without limitation, permitting Broker to enforce any rights of licensee arising under such Station Agreements), and Broker shall, to the extent Broker is provided with the benefits of such Station Agreements, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Licensee under such Station Agreements to the extent that Broker was to assume those obligations pursuant to the terms hereof.

                  12.3 RETAINED LIABILITIES. Except as set forth in Sections 11 and 12 hereof, Broker expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Licensee of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed by Broker, other than those arising or to be performed under the Station Agreements on and after the Commencement Date (except to the extent such obligations represent liabilities for activities, events or transactions occurring, or conditions existing prior to the Commencement Date). Licensee will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Licensee, other than those arising or to be performed under the Station Agreements before the Commencement Date (or representing liabilities for activities, events or transactions occurring, or conditions existing, prior to the Commencement Date), including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Licensee related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, copyright, trademarks, service mark, trade name

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and other intellectual property, or other obligations, claims or judgments asserted against Broker as successor in interest to Licensee. All such liabilities, obligations and commitments of Licensee described in this Section
12.3 shall be referred to herein collectively as the "Retained Liabilities."

         13. ACCOUNTS RECEIVABLE. Broker acknowledges that all accounts receivable arising prior to the Commencement Date in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Commencement Date and other broadcast revenues for services performed prior to the Commencement Date, shall remain the property of Licensee (the "Licensee Accounts Receivable") and that Broker shall not acquire any beneficial right or interest therein or responsibility therefor. During the term of this Agreement, Broker agrees to use such efforts as it ordinarily uses for the collection of its own accounts receivable to assist Licensee in collection of the Licensee Accounts Receivable in the normal and ordinary course of business and will apply all such amounts collected to the debtor's oldest account receivable first, except that any such accounts collected by Broker from persons who are also indebted to Broker may be applied to Broker's account if so directed by the debtor or under circumstances in which there is a bona fide dispute between Licensee and such account debtor with respect to such account provided that such disputed accounts are reassigned to Licensee. Broker's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. Broker agrees to reasonably cooperate with Licensee, at Licensee' expense, as to any litigation or other collection efforts instituted by Licensee to collect any delinquent Licensee Accounts Receivable. During the term of this Agreement, neither Licensee nor its agents shall make any direct solicitation of any account debtor for collection purposes or institute litigation for the collection of amounts due except with respect to any accounts that may be reassigned to Licensee. Any amounts relating to the Licensee Accounts Receivable that are paid directly to the Licensee shall be retained by the Licensee, but Licensee shall provide Broker with prompt notice of any such payment. Every thirty (30) days during the term of this Agreement, Licensee shall make a payment to Licensee equal to the amount of all collections of Licensee Accounts Receivable during such thirty (30) day period, provided that Broker shall deduct from such amounts and shall be responsible for paying commissions due on the collected Licensee Accounts Receivable in accordance with ATTACHMENT H hereto. At the end of the term of this Agreement, any remaining Licensee Accounts Receivable shall be returned to Licensee for collection.

         14.      PRORATION OF INCOME AND EXPENSES:  TRADE AGREEMENTS
ADJUSTMENT.

                  14.1 Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Station Agreements shall be prorated between Broker and Licensee in accordance with general accepted accounting principles as of 11:59 p.m., Pacific time, on the date immediately preceding the Commencement Date.

                  14.2 SCHEDULE 14.2 will include a list of all Barter or Trade Agreements ("Trade Agreements") involving a Barter Payable or Barter Receivable in excess of $1,000 as of the Commencement Date included in the Station Agreements and the aggregate value of time owed ("Barter Payable") pursuant to each of the Trade Agreements and the aggregate value of goods and services to be received ("Barter Receivable") pursuant to each of the Trade Agreements, in each case


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as of the date specified on Schedule 14.2 hereof. On the Commencement Date,
Licensee shall deliver to Broker a report, dated as of the Commencement Date (the "Commencement Date Trade Report"), which report lists all Trade Agreements included in the Station Agreements and the contract end date for each Trade Agreement together with a true and correct itemized statement of the aggregate value of the Barter Payable and Barter Receivable pursuant to each of the Trade Agreements. To the extent, if any, that the aggregate net value as reflected on the Commencement Date Trade Report of the Stations' Barter Payable exceeds the aggregate net value as reflected on the Commencement Date Trade Report of the Barter Receivable by more than $50,000.00, Broker shall be entitled to receive the difference as a credit at the end of the term of this Agreement against the total fee due; provided, however, the amount of the credit shall be reduced by the amount, if any, by which this negative barter balance can be reduced by Broker with its reasonable best efforts in the normal course of business during the term of this Agreement without adverse economic impact on Broker.

                  14.3 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 14, to the extent practicable, shall be made on the Commencement Date. As to those prorations and adjustments not capable of being ascertained on the Commencement Date, an adjustment and proration shall be made within ninety (90) calendar days after the Commencement Date.

                  14.4 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 14.3 hereof and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Licensee and one-half by Broker.

         15.  INDEMNIFICATION.

                  15.1 INDEMNIFICATION. Broker shall indemnify and hold Licensee and its stockholders, directors, partners, officers, agents, employees, successors, and assigns harmless from and against any and all claims, expenses, causes of action and liability resulting from or relating to (i) the broadcast of Programming during the Term, (ii) any and all promotions, contests and on-air "giveaways" by Broker relating to the Stations during the Term, (iii) a breach of Broker's representations, warranties, covenants or agreements contained herein, (iv) any liability resulting from Broker's default under the Station Agreements, and (v) all other matters arising out of or related to the activities of Broker, its employees or agents, involving the Stations or use of the Licensee Station facilities or relating to the obligations assumed by Broker in connection with this Agreement including but not limited to any damage caused to Station equipment by Broker, its employees, or agents. Licensee agrees to indemnify, defend, and hold harmless Broker and its stockholders, directors, officers, agents, employees, successors and assigns from and against any and all liability that arises out of (i) material broadcast by Licensee other than the Programming, (ii) liabilities (but not loss of advertising revenue) that arise as a result of Licensee's alteration of any and/or all Programming prior to broadcast by Licensee; (iii) a breach of Licensee's representations, warranties, covenants or agreements contained herein; and (iv) the Retained Liabilities.

                  15.2 PROCEDURES: THIRD PARTY AND DIRECT INDEMNIFICATION
CLAIMS. The indemnified
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party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced.

         The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.1 resulting from any Claim shall be subject to the following additional terms and conditions:

                           15.2.1 The indemnifying party shall have the right to
undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                           15.2.2 In the event that the indemnifying party shall
elect not to undertake such defense or opposition, or within ten days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                           15.2.3 Anything in this Section 15.2 to the contrary
notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                           15.2.4 No undertaking of defense or opposition to a
Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.


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         16.      EVENTS OF DEFAULT: CURE PERIODS AND REMEDIES.

                  16.1. EVENTS OF DEFAULT. The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement:

                                    16.1.1  NON-PAYMENT. Broker's failure to
timely pay the consideration provided for in Section 2 and ATTACHMENT C hereof which is not cured within five (5) business days following notice in accordance with Section 16.2 hereof;

                                    16.1.2  DEFAULT IN COVENANTS OR ADVERSE
LEGAL ACTION. The default by any party hereto in the material observance or performance of any material covenant, condition or agreement contained herein which is not cured within five (5) business days following notice in accordance with Section 16.2 hereof, or if (a) any party shall make a general assignment for the benefit of creditors, (b) any party shall file or have filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof, or (c) specifically and without limitation, if Licensee's successors and assigns, including, without limitation, any assignee of the FCC license for the Stations, except if such successor or assign is Broker or an affiliate of Broker, refuses to abide by or terminates this Agreement during the term of this Agreement.

                                    16.1.3  BREACH OF REPRESENTATION. If any
material representation or warranty herein made by either party hereto, or in any certificate or document furnished by either party to the other pursuant to the provisions hereof, shall prove to have been false in any material respect as of the time made or furnished and is not cured within thirty (30) days following notice in accordance with Section 16.2 hereof.

                                    16.1.4 BREACH OF PURCHASE AGREEMENT. The
breach by any party or their affiliates in the observance or performance of any representation, warranty, covenant, condition or agreement in the Purchase Agreement which is not cured within any time period provided for such cure under the Purchase Agreement and which breach gives rise to a right to a party to terminate the Purchase Agreement pursuant to Section 13.01 of the Purchase Agreement, provided that no party may use its or its affiliate's own breach under the Purchase Agreement as grounds to terminate this Agreement.

                  16.2 CURE PERIODS. An Event of Default shall not be deemed to have occurred until after the nondefaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within the relevant cure period. The Event of Default shall not be deemed to have occurred if actions necessary to cure are completed during the relevant cure period.

                  16.3 TERMINATION UPON DEFAULT. Upon the occurrence of an Event of Default, the non-defaulting party may terminate this Agreement provided that it is not also in material default hereunder, and may seek such remedies at law and/or equity as are available, including without limitation specific performance. If Broker has defaulted in the performance of its obligations, Licensee shall be under no further obligation to make available to Broker any further broadcast time or broadcast transmission facilities and, without limitation of remedies, all amounts accrued or payable to Licensee up to the date of termination which have not been paid, less any payment credits, shall immediately become due and payable.

                  16.4 LIABILITIES UPON TERMINATION. Upon termination of this Agreement, Broker shall be responsible for all liabilities, debts and obligations of Broker accrued from the purchase of air time and transmission services including, without limitation, accounts payable, barter agreements and unaired advertisements, but not for Licensee's federal, state, and local tax liabilities associated with Broker's payments to Licensee as provided for herein. With respect to Broker's obligations to broadcast material over the Stations after termination hereunder, Broker may propose compensation to Licensee for meeting these obligations, but Licensee shall be under no duty to accept such compensation or to perform such obligations. Upon termination, Broker shall return to Licensee any equipment or property of the Stations used by Broker, its employees or agents, in substantially the same condition and location as such equipment existed on the date of this Agreement, ordinary wear and tear excepted, and Broker shall assign to Licensee the still outstanding Station Agreements that were assigned to Broker pursuant to Section 12 hereof and any new contracts entered into by Broker relating to the Stations that Licensee expressly agrees to assume. Notwithstanding anything in the foregoing to the contrary, termination shall not extinguish any rights of either party as may be provided by Section 15 hereof.

         17. BROKER TERMINATION OPTION. Broker may elect to terminate this Agreement at any time during the term hereof in the event that Licensee preempts or substitutes other programming for that supplied by the Broker during ten percent (10%) or more of the total hours of operation of the Stations during any calendar month. In the event Broker elects to terminate this Agreement pursuant to this provision, it shall give Licensee notice of such election at least ten
(10) days prior to the termination date. Upon termination, neither party shall have any further liability to the other except as may be provided by Sections 15 and 16.4 hereof

         18. RESPONSIVE PROGRAMMING. Broker and Licensee mutually acknowledge their interest in ensuring that the Stations serve the needs and interests of the residents of the Stations' community of license and service areas and agree to cooperate in doing so. Licensee shall, on a regular basis, assess the issues of concern to residents of the Stations' community of license and service areas and address those issues in its public service programming. Licensee shall describe those issues and responsive programming and place issues/programs lists in the Stations' public inspection file as required by FCC rules. The Programming shall include material that is responsive to the issues identified by Licensee. Licensee may request, and Broker shall provide, information concerning such of Broker's Programming that is responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Broker shall also provide to Licensee upon request such other information necessary to enable Licensee to prepare records and reports required by the FCC or other local, state or federal government entities.

         19. TIME BROKERAGE CHALLENGE. If this Agreement is challenged in whole or in part at or by a governmental authority or is challenged in whole or in part in a judicial forum, counsel for the Licensee and counsel for the Broker shall jointly defend this Agreement and the parties' performance thereunder throughout all such proceedings. If this Agreement is declared invalid or illegal in whole or in substantial part by a ruling, order or decree of a governmental authority or court, and such ruling, order or decree has become effective, then the parties shall endeavor in good faith to reform the Agreement as necessary. If the parties are unable to reform this Agreement within thirty (30) days of the effective date of such ruling, order or decree, then this Agreement shall terminate, and all sums owing to Licensee shall be paid and neither party shall have any further liability to the other except as may be provided by Section 15 hereof.

         20.      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           20.1.    MUTUAL REPRESENTATIONS, WARRANTIES AND
COVENANTS. Both Licensee and Broker represent that they are legally qualified, empowered, and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

                           20.2. ADDITIONAL LICENSEE REPRESENTATIONS, WARRANTIES
AND COVENANTS. Licensee makes the following further representations, warranties and covenants:

                                    20.2.1  AUTHORIZATIONS.  During the term of
this Agreement, Licensee shall own and hold all licenses and other permits and authorizations necessary for the operation of the Stations as presently conducted (including licenses, permits and authorizations issued by the FCC), and such licenses, permits and authorizations shall be in full force and effect for the entire Term hereunder, unimpaired by any acts or omissions of Licensee, its principals, employees or agents. Licensee hereby makes and incorporates by reference the representations, warranties and covenants of Sellers set forth in the Purchase Agreement that pertain to Licensee, its assets or its operation of the Stations.

                                    20.2.2 PAYMENT OF OBLIGATIONS. Licensee
shall not incur any debt, obligation or liability without the prior written consent of Broker if such undertaking would adversely affect Licensee's performance hereunder or the business and operations of the Broker permitted hereby. Subject to the provisions of Sections 2 and 11 hereof, Licensee shall pay in a timely fashion all of its debts, assessments and obligations, including without limitation tax liabilities and payments in each case attributable to the operations of the Stations, as they come due during the Term of this Agreement.

                                    20.2.3 BROADCAST OBLIGATIONS. Licensee has
no agreement, contract, commitment or understanding to broadcast on the Stations on or after the Commencement Date, any programs or commercial matter other than the Station Agreements. Licensee shall not incur any other programming obligations without the prior written consent of Broker except in connection with programming obligations incurred by Licensee for programming that replaces Programming that does not meet the standards set forth in this Agreement.

                                    20.2.4 LICENSEE CONTROL. Licensee hereby
verifies that for the term
of this Agreement it shall maintain ultimate control over the Stations' facilities, including specifically control over the Stations' finances, personnel and programming, and nothing herein shall be interpreted as depriving Licensee of the power or right of such ultimate control.

                                    20.2.5 INSURANCE. Licensee shall maintain in
full force and effect (at Broker's expense) throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be applicable) and in such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities in the area comparable to those of the Stations. Broker shall be listed as an additional insured on such insurance policies. Any insurance proceeds received by Licensee in respect of damaged property shall be used to repair or replace such property so that the operations of the Stations conform with this Agreement. Licensee shall present to Broker prior to the execution of this Agreement certificates of insurance or binders for such insurance policies. If requested by Broker, Licensee shall maintain, at Broker's expense, business interruption insurance for Broker's benefit.

                                    20.2.6 COMPLIANCE WITH LAW. Licensee
covenants that, throughout the term of this Agreement, Licensee shall comply with all laws and regulations applicable in the conduct of Licensee's business and Licensee acknowledges that Broker has not urged, counseled, or advised the use of any unfair business practice.

                  20.3 ADDITIONAL BROKER REPRESENTATIONS, WARRANTIES AND COVENANTS. Broker makes the following further representatives, warranties, and covenants:

                                    20.3.1 COMPLIANCE WITH 47 C.F.R.
Section 73.3555(a). Broker hereby verifies that execution and performance of this Agreement complies with the Commission's restrictions on local radio ownership set out in Section 73.3555(a) of the FCC Rules.

                                    20.3.2 COMPLIANCE WITH APPLICABLE LAW.
Broker covenants that its performance of its obligations under this Agreement and its furnishing of Programming shall be in compliance with, and shall not violate, any applicable laws or any applicable rules, regulations, or orders of the FCC or any other governmental agency and Broker acknowledges that Licensee has not urged, counseled, or advised the use of any unfair business practice.

                                    20.3.3 HANDLING OF COMPLAINTS. Broker shall
promptly advise Licensee of any public or FCC complaint or inquiry that Broker receives concerning the Programming on the Stations and shall cooperate with Licensee and take all actions as may be reasonably requested by licensee in responding to any such complaint or inquiry.

                                    20.3.4 COPYRIGHT AND LICENSING. Broker has
and shall have throughout the term of this Agreement the full authority to broadcast the Programming on the Stations and that Broker shall not broadcast on the Stations any material in violation of the Copyright Act. All music supplied by Broker shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Broker.

                                    20.3.5 INFORMATION FOR FCC REPORTS. Upon
request by Licensee, Broker shall provide in a timely manner any such information in its possession which shall enable Licensee to prepare, file or maintain the records and reports required by the FCC.

                                    20.3.6 PAYOLA/PLUGOLA. Broker covenants that
it shall not accept, and shall instruct its employees not to accept, any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the payer is identified in the program as having paid for or furnished such consideration, in accordance with FCC requirements. Broker agrees to annually, or more frequently at the request of Licensee, execute and provide Licensee with an affidavit regarding payola/plugola compliance.

                                    20.3.7 INSURANCE. Broker shall maintain in
full force and effect at its expense throughout the term of this Agreement insurance with reasonable and reputable insurance companies or associations covering such risks associated with its activities and the broadcast of its Programming and in such amounts and on such terms as is conventionally carried by broadcasters time brokering radio stations comparable to the Station. If requested by Licensee, Broker shall maintain, at Licensee's expense, business interruption insurance for Licensee's benefit.

                                    20.3.8 FINANCIAL INFORMATION. For each month
during the term of this Agreement, Broker shall provide to Licensee as soon as available income statements for the Stations for that month and for the year-to-date and weekly sales reports for that current month and for the following two months, each in such form as Broker prepares for its own purposes.

                                    20.3.9 OTHER. Broker hereby makes and
incorporates by reference the representations, warranties and covenants made by it in the Purchase Agreement.

         21. INTELLECTUAL PROPERTY. Effective as of the Commencement Date, Licensee licenses to Broker the exclusive right to use all intellectual property owned by or licensed to Licensee and used solely in the operation of the Stations (including, but not limited to, logos, jingles, promotional materials, call signs, goodwill, trademarks, service marks, slogans, trade names, copyrights and any applications and registrations therefor) (the "IP License"). In the event of termination of this Agreement, the IP License shall terminate.

         22. SUBCARRIER RIGHTS. Licensee and Broker acknowledge and agree that any subsidiary communications services transmitted on a subcarrier within the FM baseband signal of any of the Stations ("Subcarrier"), and any uses, including uses from any new technologies, of the Subcarrier authorized by the FCC ("Subcarrier Uses"), are subject to the terms and conditions of this Agreement. Licensee and Broker further acknowledge that if during the term of this Agreement additional technologies create additional or different capacities on the Stations, Broker shall have the sole and exclusive right to use such additional or different capacities during the term hereof. Licensee hereby agrees (a) to apply, at Broker's expense, for any additional authorization from the FCC or any other governmental agency or entity that may be necessary in order to make use of any Subcarrier Uses, and (b) that Broker has the sole and exclusive right, subject to the terms and conditions hereof, to make use of any Subcarrier Uses and collect the revenues therefrom; provided, however, each license for Subcarrier Uses, to the extent assignable, shall be assigned to Licensee upon termination of this Agreement because of a termination of the Purchase Agreement and no license for Subcarrier Uses may extend beyond the term of this Agreement without Licensee's consent, not to be unreasonably withheld (the withholding of a consent because the license is not assignable would not be unreasonable). Broker hereby agrees to reimburse Licensee for Licensee's reasonable expenses incurred in carrying out Licensee's obligations pursuant to this Section 22, including reasonable attorneys and engineering fees and expenses.

         23. PUBLICITY. Licensee and Broker shall not issue any press release or otherwise make any public statement with respect to the transactions contemplated herein except as may be required by law or regulation or as agreed to by Licensee and Broker.

         24. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Licensee or Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Broker herein provided are cumulative and are not exclusive of any right or remedies which it may otherwise have.

         25. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the choice of law provisions thereunder, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the FCC and all other governmental bodies or authorities presently or hereafter to be constituted.

         26. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

         27. PARTIES IN INTEREST; ASSIGNMENT. All covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other person or entity without the express prior written consent of the other parties, except that (i) Broker may assign its rights and delegate its obligations to one or more subsidiary or affiliated corporation of Broker; provided, however, that Broker shall remain fully liable as to all of its obligations and agreements whether or not delegated or assigned; (ii) in the event that Broker finds it necessary or is required to provide to a third party a collateral assignment of Broker's interest in this Agreement or any related documents, Licensee will cooperate with Broker and any third party requesting such assignment including but not limited to signing a consent and acknowledgment of such assignment; provided, however, that Broker shall remain fully liable as to all of its obligations and agreements whether or not delegated or assigned; and (iii) in the event that Licensee finds it necessary or is required pursuant to its existing credit facility to provide to a third party a collateral assignment of Licensee's interest in this Agreement or any related documents, Broker will cooperate with Licensee and any third party requesting such assignment including but not limited to signing a consent and acknowledgment of such assignment; provided, however, that Licensee shall remain fully liable as to all of its obligations and agreements whether or not delegated or assigned.

         28. NOTICES. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed in accordance with the listing set forth in ATTACHMENT F hereto or such other address as the addressee may indicate by written notice to the other parties. Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex or facsimile) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         29. ENTIRE AGREEMENT. This Agreement and the Purchase Agreement and related documents embody the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alterations, modification or change of this Agreement shall be valid unless made in writing, and signed by like written instrument. No waiver of any provision hereof shall be valid unless in writing and signed by the party adversely affected by the waiver, and then such waiver shall be effective only in the specified instance and for the purpose for which given.

         30. SEVERABILITY. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable such event shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

         31. COUNTERPART SIGNATURES. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be binding and effective as of the date on which the executed counterparts are exchanged by the parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                               THE PARK LANE GROUP

                               PARK LANE SUBSIDIARIES LISTED ON
                               ATTACHED A HERETO


                               By: /s/
                                  ----------------------------------------
                               Name:
                                    --------------------------------------
                               Title:
                                     -------------------------------------

                               REGENT COMMUNICATIONS, INC.


                               By: /s/
                                  ----------------------------------------
                               Name:
                                    --------------------------------------
                               Title:
                                     -------------------------------------

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT A

                             Park Lane Subsidiaries

Subsidiary                                  State of Incorporation              Registered Foreign Corp.
----------                                  ----------------------              ------------------------
Park Lane Redding Radio, Inc.               California                          None

Park Lane Chico, Inc.                       California                          None

Park Lane Regency Radio, Inc.               California                          Arizona

Park Lane High Desert, Inc.                 California                          None

Park Lane Northern Arizona, Inc.            California                          Arizona

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT B

                    Radio Stations Subject to this Agreement

Call Letters                  City of License                      Frequency                  Type
------------                  ---------------                      ---------                  ----
KQMS                          Redding, CA                            1400            Class C AM Broadcast
KB-96917                                                                             R/P Mobile

KSHA                          Redding, CA                            104.3           Class C FM Broadcast
K272CQ                                                                               FM Broadcast Translator
KPH-938                                                                              R/P Base
WHA-968                                                                              Aural STL

KALF                          Red Bluff, CA                          95.7            Class B FM Broadcast
WFD-411                                                                              Aural STL
KPL-737                                                                              R/P Base
KC-25276                                                                             R/P Mobile

KFMF                          Chico, CA                              93.9            Class B1 FM Broadcast
WLF-761                                                                              Aural STL
KPG-980                                                                              R/P Base
KC-62804                                                                             R/P Mobile
BLP01008                                                                             Low Power Broadcast

KPPL                          Colusa, CA                             107.5           Class B FM Broadcast
K300AD                                                                               FM Broadcast Translator
WLG-349                                                                              Aural STL
WLE-438                                                                              Aural STL
KPJ-930                                                                              R/P Base
KC-23104                                                                             R/P Mobile
KTMX-FM1                                                                             Booster

KOWL                          So. Lake Tahoe, CA                     1490            Class C AM Broadcast
KA-74965                                                                             R/P Mobile

KRLT                          So. Lake Tahoe, CA                     93.9            Class A FM Broadcast
WLO-776                                                                              Aural STL

KTPI                          Tehachapi, CA                          103.1           Class A FM Broadcast
WHQ-289                                                                              Aural STL
KC-27776                                                                             R/P Mobile
KTPI-FM1                                                                             Booster

KVOY                          Mojave, CA                             1340            Class C AM Broadcast
WLO-496                                                                              Aural STL
WLO-491                                                                              Aural STL
KPK-915                                                                              R/P Mobile

KROY                          Victorville, CA                        1590            Class D AM Broadcast

KATJ                          George, CA                             100.7           Class A FM Broadcast
WLO-759                                                                              Aural STL

KAAA                          Kingman, AZ                            1230            Class C AM Broadcast
KJG-600                                                                              R/P Base
KJG-601                                                                              R/P Base
KKN-690                                                                              R/P Base/Mobile

KZZZ                          Kingman, CA                            94.7            Class C FM Broadcast
WLG-546                                                                              Aural STL
KPH-745                                                                              R/P Base

KZGL                          Cottonwood, AZ                         95.9            Class C1 FM Broadcast
K269AR                                                                               FM Broadcast Translator

KVNA                          Flagstaff, AZ                           600            Class D AM Broadcast

KVNA                          Flagstaff, AZ                          97.5            Class C FM Broadcast
WLI-505                                                                              Aural STL
KPH-485                                                                              R/P Base

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT C

         During the Term of this Agreement, starting on the Commencement Date, Broker shall pay to Licensee for each month, pro-rated in the event of a partial month, a monthly fee equal to Broker's Actual Broadcast Cash flow for the Stations (as defined below) but in no event less than Licensee's Minimum Broadcast Cash Flow (as defined below) for that month.

         Broker's Actual Broadcast Cash Flow shall mean net revenue, excluding trade and barter revenue, from the sale of advertising time by Broker on the Stations, plus all other income generated by Broker from the Stations, less Broker's costs (operating expenses) for actual Station operations, excluding trade and barter expenses, relating to the Stations, but not including any such operating expenses for extraordinary activities of Broker which were not previously budgeted by Licensee for the period, and excluding depreciation and amortization, interest and corporate overhead, all computed in accordance with Licensee's historical methods for computing its financial statements.

         Licensee's Minimum Broadcast Cash Flow shall mean 82.5% of the sum of
(a) the cumulative average monthly amount of Licensee's budgeted station operating income for the month of August, 1997 and months thereafter (if the Applicable Period includes months during 1998, the budgeted amount for that month during 1997 shall be used) to the applicable computation date (the "Applicable Period") as shown on the Consolidated 1997 Park Lane Budget attached hereto as Attachment C-1, plus (b) the cumulative average monthly amount of Licensee Employee Expenses and Licensee Transmitter Expenses (but excluding unbudgeted costs for capital improvements and replacements necessary or appropriate to maintain the facilities of the Stations) paid by Licensee during the Applicable Period, but not including any depreciation, amortization, interest or corporate overhead, all computed in accordance with Licensee's historical methods for computing its financial statements.

         Broker shall pay to Licensee at the beginning of each month of the Term an amount equal to the sum of Licensee's budgeted station operating income for that month pus Licensee's budget for Licensee Employee Expenses and Licensee Transmitter Expenses. Commencing with the beginning of the third month of the Term, each monthly payment shall be adjusted to reflect Broker's Actual Broadcast Cash Flow or Licensee's Minimum Broadcast Cash Flow, whichever shall be greater, for the month two months prior, and an adjustment shall be made to the payment made by Broker to Licensee at the beginning of the third month of the Term and each succeeding month during the Term to reflect actual amounts due to Licensee for the month two months prior; provided, however, if there have been operating expenses of Broker from extraordinary activities excluded from the calculation of Broker's Actual Broadcast Cash Flow and if for the term of this Agreement the aggregate amount of Broker's Actual Broadcast Cash Flow exceeds the aggregate of the sum of Licensee's budgeted station operating income, Licensee Employee Expenses, and Licensee Transmitter Expenses, then the excess amount shall be retained by Broker and not included in the fee due Licensee. At the termination of this Agreement, all remaining adjustments to estimated payments made to Licensee shall be made as soon as practicable, but in no event later than 45 days after the termination of this Agreement.

                            TIME BROKERAGE AGREEMENT


                                  ATTACHMENT D

                   CORPORATE CONTRACTS TO BE ASSUMED BY BROKER
                   -------------------------------------------

                                      None.

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT E

                              PROGRAMMING POLICIES
                              --------------------

         Broker will comply with and the Programming shall be consistent with the following policies:

         I. Respectful of Faiths. The subject of religion and references to particular faiths and tenets shall be treated with respect at all times. None of the Stations will be used as a medium for attack on any faith, discrimination or sect upon any individual or organization.

         II. Controversial Issues. Any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made during the course of political campaigns; and Station programs (other than public forum or talk features) are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired. In the event that a statute, regulation or policy is adopted that requires the airing of responsive programming, programmer agrees to comply with such statute, regulation or policy and will prepare such responsive programming.

         III. Donation Solicitation. Requests for donations in the form of a specific amount shall not be made if there is any suggestion that such donation will result in miracles, physical cures or life-long prosperity. However, statements generally requesting donations to support a broadcast or church are permitted.

         IV. Treatment of Parapsychology. The advertising or promotion of fortune telling, occultism, astrology, phrenology, palm reading, or numerology, mind-reading, character readings, or subjects of the like nature will not be broadcast.

         V. No Ministerial Solicitations. No invitations by a minister or other individual appearing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or physical cures for illness.

         VI. No Vending of Miracles. Any exhortation to listeners to bring money to a church affair or service containing any suggestion that miracles, physical cures, or prosperity will result is prohibited.

         VII. Sale of Religious Artifacts. The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are normally available in ordinary commerce or are clearly being sold for proper fund-raising purposes.

         VIII. No Miracle Solicitation. Any invitation to listeners to meet at places other than a church and/or to attend other than regular services of a church is prohibited if the invitation, meeting, or service contains any claim that miracles, physical cures or prosperity will result.

         IX. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, or otherwise lawful, is prohibited. No commercial messages (plugs) or undue references shall be made in programming presented over the Stations to any business venture, profit making activity or other interest (other than noncommercial announcements for bona fide charities, church activities or other public service activities) in which Broker is directly or indirectly interested without the same having been approved in advance by the Stations' respective Managers and such broadcast being announced as sponsored material.

         X. No Lotteries. Announcements giving any information about lotteries or games prohibited by federal or state law or regulations are prohibited.

         XI. No Gambling. References to "dream books," the "straight line," or other direct or indirect descriptions or solicitations relative to the "numbers game," or the "policy game," or any other form of gambling are prohibited.

         XII. No Numbers Games. References to chapter and verse paragraphs, paragraph numbers, or song numbers, which involve three digits should be avoided and, when used, must reasonably relate to a non-gambling activity.

         XIII. Political Programming. At least 90 days before the start of any election campaign, Broker will review with the Stations' Managers the rates that will be charged for the time to be sold to candidates for public office of their supporters to make certain that such rates conform with applicable law and Station policy.

         XIV. Required Announcements. Programmer shall broadcast an announcement in form satisfactory to Licensee at the beginning of each hour to identify the Station and any other announcement that may be required by law, regulation or Station policy.

         XV. Credit Terms Advertising. Unless all applicable state and federal guidelines relative to disclosure to credit terms are complied with, no advertising of credit terms will be made over the Stations beyond mention of the fact that, if desired, credit terms are available.

         XVI. No Illegal Announcements. No announcement or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Stations.

         XVII. Licensee Discretion Paramount. In accordance with Licensee's responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, Licensee reserves the right to reject or terminate any advertising or programming being presented over the Stations which is in conflict with Station policy or which in Licensee's sole but reasonable judgment would not serve the public interest.

         XVIII. Programming Prohibitions. Programmer shall not knowingly broadcast any of the following programs or announcements:

                  A. False Claims. False or unwarranted claims for any product or service.

                  B. Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

                  C. Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

                  D. Indecency, Obscenity, Profanity. Any programs or announcements that are slanderous, obscene, indecent, profane, vulgar, repulsive or offensive, either in theme or treatment.

                  E. Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

                  F. Descriptions of Bodily Functions. Any presentation which describes in a repellent manner bodily functions.

                  G. Conflicting Advertising. Any advertising matter or announcement which may, in the opinion of Licensee, be injurious or prejudicial to the interests of the public or the Stations, or to honest advertising and reputable business in general.

                  H. Contests. Any contests or promotions which are in any way misleading or constitute a public nuisance or are likely to lead to injury to persons or property.

                  I. Telephone Conversations. Any programming in violation of any statute, regulation or policy, including without limitation to, Section 73.1206 of the FCC's rules, or any successor regulation, dealing with the taping and/or broadcast of telephone conversations.

         In any case where obvious questions of policy or interpretation arise, programmer will submit the same to the general manager of the station for decision before any broadcast of such material.

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT F

If the notice is to Licensee:

         The Park Lane Group
         750 Menlo Ave., Suite 340
         Menlo Park, CA. 94025
         Attention: James H. Levy
         Telecopy No: (415) 324-3817

With a copy to (which shall not constitute notice):

         Wilson Sonsini Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, CA. 94304
         Attention: Arthur F. Schneiderman, Esq.
         Telecopy No: (415) 493-6811

If the notice is to Broker:

         Regent Communications, Inc.
         50 East RiverCenter Blvd.
         Suite 180
         Covington, KY  41011
         Attention: Terry S. Jacobs
         Telecopy No. (606) 292-0453

With a copy to (which shall not constitute notice):

         Strauss & Troy
         2100 PNC Center
         201 East Fifth Street
         Cincinnati, OH  45202
         Attention: Alan C. Rosser, Esq.
         Telecopy No: (513) 241-8289

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT G

                          LICENSEE'S RETAINED EMPLOYEES
                          -----------------------------

               (Subject to adjustment prior to Commencement Date)

                   MARKET                           EMPLOYEES
                   ------                           ---------
                   Redding                          Laura Bonk
                                                    Kathleen Peterson
                   Chico                            David Remund
                                                    Linda Patterson
                   Tahoe                            Shannon Costanza
                                                    Kristina Rogers
                   Palmdale                         Susan Brown
                                                    Melanie Bobick
                   Victorville                      Colleen Wardlaw
                                                    Michelle Ingram
                   Kingman                          Dale Herren
                                                    Sharon Rose
                   Flagstaff                        Audrey Graden
                                                    Stacie Singer

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT H

                                   COMMISSIONS
                                   -----------

         Licensee's sales personnel and certain of Licensee's managers receive commissions based on sales of advertising time for the Stations. Licensee has previously provided to Broker a listing of such sales commissions and statements of its sales policies.

         Sales personnel of Licensee generally are paid commissions based on monthly net sales billings for advertising time run on the Stations each month, subject to charge back if accounts receivable are not collected within 90 days, with reinstatement of charge back amounts if accounts receivable are collected between 90 and 120 days. All commissions due to sales personnel as a result of billings for advertising time run on the Stations prior to the Commencement Date will be paid directly by Licensee to such sales personnel on or before the first payroll period AFTER the Commencement Date. To the extent that any commissions due for billings for advertising time run on the Stations prior to the Commencement Date are paid by Broker to sales personnel after the Commencement Date, Broker may deduct such commissions from amounts collected on behalf of Licensee prior to remitting such collections to Licensee. Broker may deduct only such amounts as it pays to sales personnel who were employed by Licensee immediately prior to the Commencement Date, are due such commissions by virtue of their employment by Licensee prior to the Commencement Date, and are hired by Broker. Broker shall make payment of such commissions to each employee to whom such commissions are due on a payroll schedule consistent with that employed by Licensee prior to the Commencement Date.

         Certain of Licensee's managers receive commissions based on monthly collections of cash accounts receivable. All commissions due to such managers based on collections prior to the Commencement Date will be paid directly by Licensee to such managers on or before the first payroll period after the Commencement Date. Broker shall pay directly to such managers any commissions due on collections of Licensee's accounts receivable which are made by Broker on Licensee's behalf on or after the Commencement Date and may deduct such commissions from amounts collected on behalf of Licensee prior to remitting such collections to Licensee. Broker may deduct only such amounts as it pays to Licensee's managers who were employed by Licensee immediately prior to the Commencement Date, are hired by Broker, and would be due such commissions by virtue of their employment with Licensee prior to the Commencement Date. Broker shall make payment of such commissions to each manager to whom such commissions are due on a payroll schedule consistent with that employed by Licensee prior to the Commencement Date.

                                 FIRST AMENDMENT
                                       TO
                            TIME BROKERAGE AGREEMENT

         This First Amendment (the "Amendment") to Time Brokerage Agreement entered into this 2nd day of February, 1998, amends that certain Time Brokerage Agreement, dated June 16, 1997 (the "Agreement"), by and among THE PARK LANE GROUP ("Park Lane"), its subsidiaries, and REGENT COMMUNICATIONS, INC. ("Broker").

         WHEREAS, Broker and the shareholders of Park Lane have negotiated terms and conditions related to an extension of the Closing Date of the purchase by Broker of all of the issued and outstanding capital stock of Park Lane; and

         WHEREAS, included among the terms of such extension is a modification of responsibilities for the maintenance of equipment and property of the Licensee and of the fees and expenses payable to the Licensee under the terms of the Agreement; and

         WHEREAS, Broker, on behalf of itself and certain of its subsidiaries, and Park Lane desire to amend the Agreement to reflect such modifications;

         NOW, THEREFORE, it is hereby agreed that the Agreement is hereby amended as follows:

                  1. Section 11 of the Agreement is hereby amended to the effect that effective on and after January 1, 1998, except as otherwise provided in Section 14.13 of the Purchase Agreement, the maintenance and repair of the transmission and other technical equipment, including capital improvements and replacements deemed necessary or appropriate in the reasonable discretion of Broker to maintain the facilities of the Stations in their same condition, reasonable wear and tear excepted, shall be the responsibility of Broker at Broker's expense for the balance of the Term (except for conditions requiring repair or replacement existing on December 31, 1997).

                  2. The Agreement is further amended by the substitution for Attachment C of Attachment C-A attached hereto, and all references in the Agreement to Attachment C shall mean Attachment C-A.

                  3. Broker hereby acknowledges that, as of the date hereof, it has no actual knowledge of the existence of any Event of Default as a result of any breach by Licensee under any representation, warranty, covenant or other obligation under the Agreement which has not been waived in writing signed by Broker. Actual knowledge of Broker shall mean the actual knowledge of Broker's officers after they have made due inquiry of the employees, representatives and agents of Broker who would be expected to have knowledge of the matter, and with respect to the condition of any Station Assets, records or other object, after either Broker's officers and/or employees, representatives or agents of Broker have inspected it.

                  4. Broker hereby acknowledges that the aggregate net value of the Stations' Barter Payable, as reflected on the Commencement Date Trade Report, and as offset by the aggregate net value of the Barter Receivable, as reflected on the Commencement Date Trade Report, has been reduced as of December 31, 1997 to below $50,000 and Broker hereby waives any claim for credits under Section 14.2 of the Agreement.

     This Amendment may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument. This Amendment and a contemporaneous amendment to the Purchase Agreement embody the entire agreement and understanding of the parties and supercede any and all prior agreements and understandings relating to the matters specifically covered herein. Except as amended hereby, the terms and conditions of the Agreement remain in full force and effect.

     This Amendment has been duly authorized, validly executed, and delivered and constitutes the valid and binding agreement of the parties hereto. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

REGENT COMMUNICATIONS, INC.               THE PARK LANE GROUP
and each of the subsidiaries of           and each of the PARK LANE
Regent Communications, Inc. which is      SUBSIDIARIES listed on Attachment A to
an assignee thereof under the Agreement   the Agreement


By: /s/ Terry S. Jacobs                   By: /s/ James H. Levy
   --------------------------------------    -----------------------------------
     Terry S. Jacobs                         James H. Levy
     Chairman and Chief Executive Officer    President

                            TIME BROKERAGE AGREEMENT

                                 ATTACHMENT C-A

         During the Term of this Agreement Broker shall pay to Licensee a monthly fee as follows:

         1997

         Starting on the Commencement Date to and including December 31, 1997, Broker shall pay to Licensee for each month, pro-rated in the event of a partial month, a monthly fee equal to Broker's Actual Broadcast Cash flow for the Stations (as defined below) but in no event less than Licensee's Minimum Broadcast Cash Flow (as defined below) for that month.

         Broker's Actual Broadcast Cash Flow shall mean net revenue, excluding trade and barter revenue, from the sale of advertising time by Broker on the Stations, plus all other income generated by Broker from the Stations, less Broker's costs (operating expenses) for actual Station operations, excluding trade and barter expenses, relating to the Stations, but not including any such operating expenses for extraordinary activities of Broker which were not previously budgeted by Licensee for the period, and excluding depreciation and amortization, interest and corporate overhead, all computed in accordance with Licensee's historical methods for computing its financial statements.

         Licensee's Minimum Broadcast Cash Flow shall mean 82.5% of the sum of
(a) the cumulative average monthly amount of Licensee's budgeted station operating income for the month of August, 1997 and months thereafter to the applicable computation date (the "Applicable Period") as shown on the Consolidated 1997 Park Lane Budget attached hereto as Attachment C-1, plus (b) the cumulative average monthly amount of Licensee Employee Expenses and Licensee Transmitter Expenses (but excluding unbudgeted costs for capital improvements and replacements necessary or appropriate to maintain the facilities of the Stations) paid by Licensee during the Applicable Period, but not including any depreciation, amortization, interest or corporate overhead, all computed in accordance with Licensee's historical methods for computing its financial statements.

         Broker shall pay to Licensee at the beginning of each month of the Term through December 31, 1997 an amount equal to the sum of Licensee's budgeted station operating income for that month plus Licensee's budget for Licensee Employee Expenses and Licensee Transmitter Expenses. Commencing with the beginning of the third month of the Term, each monthly payment shall be adjusted to reflect Broker's Actual Broadcast Cash Flow or Licensee's Minimum Broadcast Cash Flow, whichever shall be greater, for the month two months prior, and an adjustment shall be made to the payment made by Broker to Licensee at the beginning of the third month of the Term and each succeeding month during the Term to and including the payment due December 1, 1997 to reflect actual amounts due to Licensee for the month two months prior; provided, however, if there have been operating expenses of Broker from extraordinary activities excluded from the calculation of Broker's Actual Broadcast Cash Flow and if for the Term of this Agreement the aggregate amount of Broker's Actual Broadcast Cash Flow exceeds the aggregate of the sum of Licensee's budgeted station operating income, Licensee Employee Expenses, and Licensee Transmitter Expenses, then the excess amount shall be retained by Broker and not included in the fee due Licensee. A similar adjustment to reflect actual amounts due to Licensee for the months of

November and December, 1997 shall be made on the Termination Date (and if that is the Closing Date as defined in the Purchase Agreement, the adjustment shall be made by including the amount of the adjustment as a Liability of Park Lane if in favor of Broker and as an Asset if in favor of Park Lane on the Closing Statement).

         1998

         Starting on January 1, 1998 to and including the Termination Date, Broker shall pay to Licensee for each month, pro-rated in the event of a partial month, a monthly fee equal to the sum of Licensee's actual or accrued out-of-pocket (a) Licensee Employee Expenses, (b) Licensee Transmitter Expenses,
(c) corporate expenses necessarily incurred by Park Lane because of the extension of the Closing Date beyond December 31, 1997, and (d) interest expense on Park Lane's senior and subordinated debt in the amount of $6,558,689.09 for the period from January 1, 1998 to the Termination Date.

         Broker shall pay to Licensee at the beginning of each month of the Term beginning with January, 1998 the amount of $158,000 which constitutes an estimate of the sum of Licensee's expected monthly expenses of the nature described above. As soon as practicable after the Termination Date, an adjustment to the estimated payments made to Licensee for the 1998 period shall be made to reflect actual amounts due to Licensee for such period, supported by such documentation as Broker may reasonably request. If the Termination Date is the Closing Date, as defined in the Purchase Agreement, the adjustment in Broker's favor shall be made by including the amount of the adjustment as a Liability of Park Lane on the Closing Statement.

         For purposes of this Agreement, corporate expenses necessarily incurred by Park Lane shall include only those expenses which Park Lane is obligated to incur to retain its limited staff consistent with existing arrangements and benefits, to protect its properties, to continue its existence, to meet its currently existing contractual obligations, and to comply with applicable law, it being the intent that expenses of a discretionary nature, as opposed to necessary, will not be included. The parties hereto acknowledge that expenses which are of the same nature as those expenses incurred during the three month period ended December 31, 1997 and disclosed to Broker in writing prior to the date hereof and which are incurred by Park Lane in the exercise of reasonable business judgment in the context of this Agreement shall constitute expenses necessarily incurred within the meaning of this Agreement. In no event, however, may Park Lane's actual corporate expenses for purposes of the fee exceed $47,000 for any month.

         At the termination of this Agreement, all remaining adjustments to estimated payments made to Licensee shall be made as soon as practicable, but in no event later than 45 days after the termination of this Agreement.

         In the event Park Lane should prepay any of its necessary corporate expenses for a period extending beyond the current month or should pay for the cost of repair or maintenance of the Stations' facilities which this Agreement requires Broker to have preformed, Broker shall promptly reimburse Licensee for such payments upon receipt from Park Lane of statements therefor, supported by such documentation as Broker may reasonably request.


                                      -2-